FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2023
Second Quarter Results
Strong Earnings per Share of $0.91, up 250%, on Continued Execution of Strategic Priorities

COLUMBUS, OH, August 8, 2023 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended June 30, 2023.

Second Quarter 2023 Highlights

•Net sales of $97.7 million, compared to $98.7 million in the prior year; and product sales of $95.7 million, up 2.6% from the prior year.
•Gross margin of $20.6 million, or 21.0% of net sales, compared to $13.0 million or 13.2% of net sales. Improvement in 2023 was due to improved customer pricing and operational efficiencies.
•Selling, general and administrative expenses of $10.5 million, or 10.7% of net sales compared to $8.7 million or 8.8% in the prior year same period. Increase in the current year primarily a result of compensation-related costs from improving performance.
•Operating income of $10.1 million, or 10.3% of net sales, versus operating income of $4.4 million, or 4.4% of net sales in the prior year.
•Net income of $7.9 million, or $0.91 per diluted share, compared to net income of $2.2 million, or $0.26 a year ago.
•Adjusted EBITDA1 of $13.7 million, or 14.1% of net sales, compared to $7.9 million, or 8.0% of net sales in the prior year.

Six Month 2023 Highlights

•Net sales of $197.2 million, up 4.2% from $189.3 million in the prior year; and product sales of $194.0 million, up 5.9% from the prior year.
•Gross margin of $38.3 million, or 19.4% of net sales, compared to $27.6 million or 14.6% of net sales.
•Selling, general and administrative expenses of $20.2 million, or 10.2% of net sales compared to $17.2 million or 9.1% in the prior year same period.
•Operating income of $18.1 million, or 9.2% of net sales, versus $10.4 million, or 5.5% of net sales in the prior year.
•Net income of $13.8 million, or $1.59 per diluted share, compared to net income of $6.1 million, or $0.71 a year ago.
•Adjusted EBITDA1 of $25.9 million, or 13.2% of net sales, compared to $17.5 million, or 9.2% of net sales in the prior year.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “We had a record-breaking second quarter, and I want to thank our dedicated Core Molding team members for making this possible. We have been relentlessly executing our strategic plan to initially turnaround the operations, and then to transform the Core business. It is rewarding to see our disciplined execution showing up in our financial results. As part of our 2023 strategy, we communicated the focus on profitability improvements through our Must Win Battle of key operational improvements. This was an important, but necessary step, to enable us to effectively achieve our growth goals. We have made significant progress on our continuous operational improvement journey, and it is now time to increase our focus on one of our other 2023 strategic initiatives of revenue growth.”

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “Our team remains focused on Core’s four strategic growth initiatives for 2023: Revenue Growth, Technical Solutions Sales, Profitability Improvements, and Free Cash Flow1 Generation. Our record second quarter results are a combination of selling price improvements and operational efficiencies. Progress has been made on our 2023 Must Win Battle to improve profitability at our two lower profitability plants. The operations team has stepped up to drive improvements, but we believe more operational improvements are attainable. The second quarter gross margin of 21.0%, which is the highest quarterly gross margin in over ten years, reflects such operational improvements as well as a favorable product mix driven by normal seasonality of the business. We believe the second half of the year gross margins will be impacted by our normal seasonality resulting in product mix shifts as well as lower fixed cost leverage from lower net sales, which we believe will produce a full year gross margin in the range of 17% to 19%, compared to prior year full gross margin of 13.9%.

Our balance sheet continues to strengthen with a cash balance of $14.2 million, as a result of Free Cash Flows1 for the first half of 2023 of $14.4 million, largely driven by $18.9 million of Cash Flows from Operations.”

1Free Cash Flow is a non-GAAP financial measure as defined and reconciled below.

2023 Capital Expenditures

The Company’s capital expenditures for second quarter 2023 were $4.5 million, including approximately $1.7 million of capacity expansion and automation investments. The Company plans for total 2023 capital expenditures of approximately $11.0 to $13.0 million to meet current demand and add new business.

Financial Position at June 30, 2023

The Company’s total liquidity at the end of the second fiscal quarter 2023 was $64.2 million, with $14.2 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $23.6 million at June 30, 2023. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal second quarter. The Company had a return on capital employed1 of 23.6% on an annualized basis based on results for the six months ended June 30, 2023.

1 Adjusted EBITDA and return on capital employed are non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended June 30, 2023. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through August 15, 2023, by calling 877-344-7529 and using passcode ID: 5743549#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“D-LFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results and the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; the short-term and long-term impact of the coronavirus (COVID-19) pandemic, or other pandemics in the future, on our business; changes in the plastics, transportation, marine and commercial product industries; efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
614-870-5604

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Net sales:
Products	$95,703	$93,317	$194,040	$183,218
Tooling	2,022	5,418	3,192	6,108
Total net sales	97,725	98,735	197,232	189,326

Total cost of sales	77,163	85,690	158,927	161,774

Gross margin	20,562	13,045	38,305	27,552

Selling, general and administrative expense	10,492	8,660	20,161	17,155

Operating income	10,070	4,385	18,144	10,397

Other income and expense
Interest expense	293	459	649	1,000
Net periodic post-retirement benefit	(52)	(31)	(105)	(62)
Total other income and expense	241	428	544	938

Income before income taxes	9,829	3,957	17,600	9,459

Income tax expense	1,893	1,769	3,812	3,407

Net income	$7,936	$2,188	$13,788	$6,052

Net income per common share:
Basic	$0.93	$0.26	$1.62	$0.71
Diluted	$0.91	$0.26	$1.59	$0.71

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Medium and heavy-duty truck	$45,193	$36,694	$94,709	$71,913
Power sports	23,878	21,263	45,914	42,170
Building products	10,691	14,501	22,478	29,440
Industrial and Utilities	6,622	8,743	13,052	13,727
All Other	9,319	12,116	17,887	25,968
Net Product Revenue	$95,703	$93,317	$194,040	$183,218

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	6/30/2023	As of
	(unaudited)	12/31/2022
Assets:
Current assets:
Cash and cash equivalents	$14,162	$4,183
Accounts receivable, net	50,368	44,261
Inventories, net	24,394	23,871
Prepaid expenses and other current assets	9,642	8,350
Total current assets	98,566	80,665

Right of use asset	4,731	5,114
Property, plant and equipment, net	82,179	83,267
Goodwill	17,376	17,376
Intangibles, net	6,810	7,619
Other non-current assets	4,441	4,574
Total Assets	$214,103	$198,615

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,205	$1,208
Revolving debt	—	1,864
Accounts payable	29,811	29,586
Contract liabilities	2,279	1,395
Compensation and related benefits	9,790	9,101
Accrued other liabilities	10,069	7,643
Total current liabilities	53,154	50,797

Other non-current liabilities	3,304	3,516
Long-term debt	22,384	22,986
Post retirement benefits liability	4,963	5,191
Total Liabilities	83,805	82,490

Stockholders' Equity:
Common stock	86	84
Paid in capital	41,829	40,342
Accumulated other comprehensive income, net of income taxes	3,856	3,053
Treasury stock	(31,006)	(29,099)
Retained earnings	115,533	101,745
Total Stockholders' Equity	130,298	116,125
Total Liabilities and Stockholders' Equity	$214,103	$198,615

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$13,788	$6,052
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,346	6,219
Loss on disposal of property, plant and equipment	80	—
Share-based compensation	1,487	1,082
Losses on foreign currency	296	175
Change in operating assets and liabilities:
Accounts receivable	(6,107)	(18,831)
Inventories	(523)	(3,828)
Prepaid and other assets	(190)	265
Accounts payable	700	10,318
Accrued and other liabilities	3,492	1,622
Post retirement benefits liability	(465)	(128)
Net cash provided by operating activities	18,904	2,946
Cash flows from investing activities:
Purchase of property, plant and equipment	(4,511)	(8,623)
Net cash used in investing activities	(4,511)	(8,623)
Cash flows from financing activities:
Gross borrowings on revolving loans	(38,962)	(73,559)
Gross repayment on revolving loans	37,098	75,879
Payments related to the purchase of treasury stock	(1,907)	(482)
Payment on principal on term loans	(643)	(2,193)
Net cash used in financing activities	(4,414)	(355)
Net change in cash and cash equivalents	9,979	(6,032)
Cash and cash equivalents at beginning of year	4,183	6,146
Cash and cash equivalents at end of year	$14,162	$114
Cash paid for:
Interest	$653	$886
Income taxes	$3,347	$3,761
Non cash investing activities:

Fixed asset purchases in accounts payable and other non-current liabilities	$848	$731

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Return on capital employed represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt.

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income	$7,936	$2,188	$13,788	$6,052
Provision for income taxes	1,893	1,769	3,812	3,407
Total other expenses(1)	241	428	544	938
Depreciation and amortization	2,918	2,972	6,308	5,976
Share-based compensation	756	581	1,487	1,082
Adjusted EBITDA	$13,744	$7,938	$25,939	$17,455

Adjusted EBITDA as a percent of net sales	14.1%	8.0%	13.2%	9.2%

(1)Includes interest expense and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Trailing Twelve Month Adjusted EBITDA
Net income	$1,319	$4,832	$5,852	$7,936	$19,939
Provision for income taxes	1,251	(2,276)	1,919	1,893	2,787
Total other expenses(1)	2,062	418	304	241	3,025
Depreciation and amortization	3,170	2,457	3,390	2,918	11,935
Share-based compensation	623	624	731	756	2,734
Adjusted EBITDA	$8,425	$6,055	$12,196	$13,744	$40,420

Total Outstanding Term Debt as of June 30, 2023					$23,589

Debt to Trailing Twelve Months Adjusted EBITDA					0.58

(1)Includes interest expense and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Six Months Ended June 30, 2023 and 2022
(unaudited, in thousands)

	2023	2022
Equity	$130,298	$106,622
Structure debt	23,589	29,988
Total structured investment	$153,887	$136,610

Operating income	$18,144	$10,397
Return on capital employed	11.8%	7.6%
Annualized return on capital employed	23.6%	15.2%

Core Molding Technologies, Inc.
Free Cash Flow
Six Months Ended June 30, 2023 and 2022
(unaudited, in thousands)

	2023	2022
Cash flow provided by operations	$18,904	$2,946
Purchase of property, plant and equipment	(4,511)	(8,623)
Free cash flow (deficit) surplus	$14,393	$(5,677)